As filed with the Securities and Exchange Commission on August 3, 2005
Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

CELL GENESYS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State of Incorporation)	94-3061375 (I.R.S. Employer Identification No.)
500 Forbes Boulevard
South San Francisco, CA 94080
(Address of Principal Executive Offices)

2005 Equity Incentive Plan
2002 Employee Stock Purchase Plan
(Full Titles of the Plans)

Sharon E. Tetlow
Chief Financial Officer
Cell Genesys, Inc.
500 Forbes Boulevard
South San Francisco, CA 94080
(650) 266-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Herbert P. Fockler, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Each Class	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
of Securities to be Registered	Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee
Common Stock, $0.001 par value
2005 Equity Incentive Plan	2,519,859 shares	$6.54(1)	$16,479,877.86(1)	$1,939.68
2002 Employee Stock Purchase Plan	100,000 shares	$5.56(2)	$556,000.00(2)	$65.44
TOTAL	2,619,859 shares		$17,035,877.86	$2,005.12

(1)
The Proposed Maximum Offering Price Per Share for shares registered under the 2005 Equity Incentive Plan has been estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low price of the Common Stock of Cell Genesys, Inc. as reported on the Nasdaq National Market on August 2, 2005, which was $6.54, because the price at which the options to be granted in the future may be exercised is not currently determinable.

(2)
The Proposed Maximum Offering Price Per Share for shares registered under the 2002 Employee Stock Purchase Plan has been estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee. The computation is based upon 85% (see explanation in following sentence) of the average of the high and low price of the Common Stock of Cell Genesys, Inc. as reported on the Nasdaq National Market on August 2, 2005, which was $6.54, because the price at which the options to be granted in the future may be exercised is not currently determinable. Pursuant to the 2002 Employee Stock Purchase Plan, which plan is incorporated by reference herein, the purchase price of a share of Common Stock under the plan shall be an amount equal to 85% of the Fair Market Value (as defined in the 2002 Employee Stock Purchase Plan) of a share of Common Stock on the Offering Date or the Exercise Date (each as defined in the 2002 Employee Stock Purchase Plan), whichever is lower.

CELL GENESYS, INC.
REGISTRATION STATEMENT ON FORM S-8
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     There are hereby incorporated by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):
(a)
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (filed with the Commission on March 14, 2005) filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (filed with the Commission on May 5, 2005) filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

(c)
The Company’s Current Reports on Form 8-K filed with the Commission on January 24, 2005, January 26, 2005, March 2, 2005, March 14, 2005, April 28, 2005, June 1, 2005, June 13, 2005 and July 26, 2005, in each case pursuant to Section 13 of the Exchange Act.

(d)
The description of the Company’s Common Stock and associated preferred share purchase rights, contained in the Company’s Registration Statements on Form 8-A filed with the Commission on March 24, 1992 and August 8, 1995, and as amended on Form 8-A/A filed with the Commission on August 28, 2000, registering such shares and associated rights pursuant to Section 12 of the Exchange Act, including any amendment or report updating such descriptions.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.
     The Company’s certificate of incorporation provides for the elimination of liability of monetary damages for breach of the directors’ fiduciary duty of care to the Company and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for known violations of law, for any transaction from which the director derived an improper personal benefit and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provisions do not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. In addition, the bylaws provide that the Company is required to indemnify the officers and directors to the fullest extent permitted by Delaware law, including on those circumstances in which indemnification would otherwise be discretionary, and that the Company is required to advance expenses to the officers and directors as incurred.
     Further, the Company has entered into indemnification agreements with the officers and directors, providing such individuals indemnification to the maximum extent permitted by the Delaware General Corporation Law. These agreements, among other things, indemnify the officers and directors for certain expenses, including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred by any such person in any action or proceeding to which any such person may be made a party, including any action by or in the right of the registrant, by reason of the fact that such person is or was an officer, director, employee or agent of the Company or any of its subsidiaries or of any other company or enterprise to which the person provides services at the Company’s request, provided that such person must have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Company’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. The Company intends to enter into indemnification agreements with any new directors or officers in the future.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The Exhibits listed on the accompanying Index to Exhibits are filed as part hereof, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation of the Registrant, the Bylaws of the Registrant, Indemnification Agreements entered into between the Registrant and its officers and directors, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on this 3rd day of August, 2005.

CELL GENESYS, INC.

By:	/s/ Sharon E. Tetlow

Sharon E. Tetlow
Senior Vice President and Chief Financial Officer
(Principal Accounting Officer)
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints each of Sharon E. Tetlow and Stephen A. Sherwin, M.D. as such individual’s true and lawful attorney-in-fact and agent, with the power of substitution, for such individual in such individual’s name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 filed herewith and any and all further amendments (including post-effective amendments) to such Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Stephen A. Sherwin, M.D.	Chairman of the Board and Chief Executive	August 3, 2005
Stephen A. Sherwin, M.D.	Officer (Principal Executive Officer)

/s/ Sharon E. Tetlow	Senior Vice President and Chief Financial	August 3, 2005
Sharon E. Tetlow	Officer (Principal Financial and Accounting Officer)

/s/ David W. Carter	Director	August 3, 2005
David W. Carter

/s/ Nancy M. Crowell	Director	August 3, 2005
Nancy M. Crowell

/s/ James M. Gower	Director	August 3, 2005
James M. Gower

/s/ John T. Potts, Jr., M.D.	Director	August 3, 2005
John T. Potts, Jr., M.D.

/s/ Thomas E. Shenk, Ph.D.	Director	August 3, 2005
Thomas E. Shenk, Ph.D.

/s/ Eugene L. Step	Director	August 3, 2005
Eugene L. Step

/s/ Inder M. Verma, Ph.D.	Director	August 3, 2005
Inder M. Verma, Ph.D.

/s/ Dennis L. Winger	Director	August 3, 2005
Dennis L. Winger

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

EXHIBITS

Registration Statement on Form S-8
CELL GENESYS, INC.

INDEX TO EXHIBITS

Exhibit
Number	Description
4.1	2005 Equity Incentive Plan

4.2	Form of Award Agreement

4.3	2002 Employee Stock Purchase Plan*

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the legality of securities being registered.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (see page II-4).

*	Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 (Commission File No. 333-91796) filed July 2, 2002.